Exhibit 10.36
VALIDUS HOLDINGS, LTD.
PERFORMANCE SHARE AWARD AGREEMENT
          THIS AGREEMENT, made and entered into on the date of the Grant Letter, by and between Validus Holdings, Ltd. (the “Company”), a Bermuda corporation, and the individual listed in the Grant Letter as Participant (the “Participant”).
          WHEREAS, the Participant has been granted the following award under the Company’s 2005 Amended and Restated Long Term Incentive Plan (the “Plan”);
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.
               1. Award of Performance Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Participant is hereby awarded the number of Performance Shares set forth in the Grant Letter (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. The Award is granted as of the date set forth in the Grant Letter. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
               2. Terms and Conditions. It is understood and agreed that the Award of Performance Shares evidenced hereby is subject to the following terms and conditions:
          (a) Vesting of Award. The Award shall vest on the vesting date as set forth in the Grant Letter (the “Vesting Date”) only to the extent that the Company’s Dividend Adjusted Performance Period End Diluted Book Value per Share (calculated as described in Section 2(b) below, “DADBVPS”) increases in the percentage amounts set forth in performance scale included in Annex A attached hereto during the Performance Period (as defined below) and the service requirements described below are maintained. All dividend equivalents (as provided in Section 2(j) below) and other amounts receivable in connection with any adjustments to the Shares under Section 4(b) of the Plan shall be subject to the vesting schedule herein and shall be paid to the Participant upon any vesting of the Performance Shares hereunder in respect of which such dividend equivalents or other amounts are payable.
          (b) For purposes of this Agreement, Compounded Growth in DADBVPS for the Performance Period shall be calculated as follows:
     (i) Diluted book value per share (“DBVPS”) shall be calculated on a basis consistent with the Company’s external reporting of DBVPS, which for the avoidance of doubt, is based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants (using the “as-if-converted” method, assuming all proceeds received upon exercise of warrants and stock options will be retained by the Company and the resulting common shares from exercise remain outstanding), divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise);
     (ii) “Performance Period” is three (3) years unless otherwise specified in the Grant Letter;
     (iii) “Grant Date DBVPS” is DBVPS as of the most recent fiscal quarter end preceding the Grant Date unless otherwise specified in the Grant Letter;
     (iv) “Performance Period End DBVPS” is DBVPS as of the end of the Performance Period;
     (v) “Dividend Adjusted Performance Period End DBVPS” or “DADBVPS” is Performance Period End DBVPS plus dividends declared during the Performance Period; and
     (vi) “Compounded Growth in DADBVPS” is ([Dividend Adjusted Performance Period End DBVPS/Grant Date DBVPS]^[1/Performance Period]-1), expressed as a percentage.
          (c) Termination by the Company with Cause or as a result of the Participant’s Permanent Disability. If the Employment Period (as defined in the employment agreement between the Company or a Subsidiary and the Participant (the “Employment Agreement”)) shall be terminated by the Company or such Subsidiary with Cause (as defined in the Employment Agreement) or as a result of the Participant’s Permanent Disability (as defined in the Employment Agreement), the Award shall continue to vest through the Date of Termination (as defined in the Employment Agreement). For the avoidance of doubt, Performance Shares will vest only to the extent the Vesting Date, as set forth in the Grant Letter, occurs on or prior to the Date of Termination. Any portion of the Award that is not vested on the Date of Termination shall be forfeited by the Participant and become the property of the Company.
          (d) Termination by the Company not for Cause or by the Participant for Good Reason. Notwithstanding any provision of the Employment Agreement to the contrary, except as provided in Sections 2(f) and 2(g) below, 45% of the Award based on target performance (i.e., 12% Compounded Growth in DADBVPS) shall vest (i) in the event the Participant’s employment is terminated by the Company or a Subsidiary not for Cause, upon the delivery by the Company or such Subsidiary of a Notice of Termination (as defined in the Employment Agreement) not for Cause, or (ii) in the event the Participant’s employment is terminated by the Participant for Good Reason (as defined in the Employment Agreement), at the end of the applicable correction period following the Participant’s delivery of a Notice of Termination for Good Reason, so long as the Company or such Subsidiary has not corrected the event or condition giving rise to Good Reason by the end of the correction period; and the remaining 55% of the Award will vest based on target performance on the Vesting Date but only if the Participant does not breach the remaining applicable terms of the Employment Agreement, including any duties owed during any “garden leave” period, and any confidentiality, noncompetition, nonsolicitation and assignment of inventions covenants that Participant may be a party to with the Company or any Subsidiary. In the event of the Participant’s breach of any of such terms, duties or covenants, any unvested portion of the Award shall be immediately forfeited by the Participant and become the property of the Company.
          (e) Resignation Without Good Reason. If the Employment Period shall be terminated as a result of the Participant’s resignation or leaving of his employment, other than for Good Reason, no portion of the Award shall vest on or following the date the Participant provides Notice of Termination without Good Reason to the Company or a Subsidiary (the “Notice Date”). Any portion of the Award that has not vested on the Notice Date shall be forfeited by the Participant and become the property of the Company.
          (f) Change in Control. Notwithstanding any provision of this Agreement to the contrary, if, within two years following a Change in Control, the Participant’s employment is terminated by the Company or a Subsidiary not for Cause or by the Participant for Good Reason, the Award shall become immediately vested in full based on target performance upon such termination of employment; provided, however, that the Compensation Committee may, in its sole discretion, determine in good faith to adjust the implied Compounded Growth in DADBVPS up to a maximum of 18%. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan.
          (g) Death of the Participant. If the Participant’s employment is terminated by reason of the Participant’s death, any unvested portion of the Award shall become immediately vested in full based on target performance.
          (h) Termination of Service; Forfeiture of Unvested Shares. In the event of Termination of Service of the Participant other than as set forth above prior to the date the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Participant and become the property of the Company.
          (i) Distribution of Shares. Upon the vesting of Performance Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing a number of vested Shares equal to the number of Performance Shares that vested shall be delivered to the Participant or other evidence of vested Shares shall be provided to the Participant.
          (j) Rights of a Shareholder. Prior to the time a Performance Share is vested hereunder, the Participant shall have no rights as a shareholder, and shall not transfer, pledge, hypothecate or otherwise encumber such Performance Share. Notwithstanding the foregoing, during such period, the Participant shall have the right to receive dividend equivalents (subject to Section 2(a) hereof) on such Performance Shares in an amount equal to the dividends paid after the date of grant of this Award and on or prior to the vesting date on the number of Shares subject to the Performance Shares. Such dividend equivalents shall accumulate and shall be deferred for payment in cash upon the vesting of the Performance Shares with respect to which they are credited.

          (k) No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by the Company or a Subsidiary nor shall this Award interfere with the right of the Company or a Subsidiary to terminate the Participant’s employment at any time.
               3. Transfer of Shares. Any vested Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, the provisions of this Agreement, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.
               4. Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Participant. The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.
               5. Withholding. No later than the date of vesting of the Award granted hereunder, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant, federal, state and local taxes of any kind required by law to be withheld at such time.
               6. Forfeiture Upon Breach of Certain Other Agreements. The Participant’s breach of any noncompete, nondisclosure, nonsolicitation, assignment of inventions, or other intellectual property agreement that he may be a party to with the Company or a Subsidiary, in addition to whatever other equitable relief or monetary damages that the Company or a Subsidiary may be entitled to, shall result in automatic rescission, forfeiture, cancellation, and return of any Shares (whether or not otherwise vested) held by the Participant, and all profits, proceeds, gains, or other consideration received through the sale or other transfer of the Shares shall be promptly returned and repaid to the Company.
               7. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
               8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
Validus Holdings, Ltd.
Suite 1790,
48 Par-la-Ville Road
Hamilton HM11 Bermuda
Attn.: Chief Financial Officer
If to the Participant:
At the Participant’s most recent address shown on the Company’s corporate records, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.
               9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.
               10. Section 409A. This Award is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that the Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
               11. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.